Exhibit 5.1

June 8, 2012

Exactech, Inc.

2320 Northwest 66th Court

Gainesville, Florida 32653

Re:	Registration Statement on Form S-8 for the Exactech, Inc. 2009 Executive Incentive Compensation Plan (the “2009 Plan”) and the Exactech, Inc. 2009 Employee Stock Purchase Plan (the “ESPP” and, together with the 2009 Plan, the “Plans”).

Ladies and Gentlemen,

On or about the date hereof, Exactech, Inc., a Florida corporation (the “Company”), transmitted for filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offering and sale by the Company of up to an aggregate of Six Hundred Fifty Thousand (650,000) shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), for issuance under the Plans, of which Five Hundred Thousand (500,000) shares are available for issuance under the 2009 Plan, and One Hundred Fifty Thousand (150,000) shares are available for issuance under the ESPP. We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of: (i) the Company’s Amended and Restated Articles of Incorporation and Bylaws, each as amended to the date hereof; (ii) records of corporate proceedings of the Company related to the Plans; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions contained herein. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photocopies. As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon the foregoing examination and assuming that (i) the Company reserves for issuance under the Plans an adequate number of authorized and unissued shares of Common Stock and (ii) the consideration required to be paid in connection with the issuance and sale of shares of Common Stock under the Plans is actually received by the Company as provided in the Plans, we are of the opinion that the shares of Common Stock issued under the Plans will be duly authorized, validly issued, fully paid and nonassessable.

June 8, 2012

Exactech, Inc.

This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

The opinions expressed herein are specifically limited to the laws of the State of Florida and the federal laws of the United States of America and are as of the date hereof. We assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Sincerely,

GREENBERG TRAURIG, P.A.

By:	/s/ Jaret L. Davis, Esq.
Jaret L. Davis, Esq.